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---------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
                                                       Washington, D.C.  20549
          FORM 3                                                                                                 OMB APPROVAL
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
---------------------------                                                                             ----------------------------
                                                                                                        OMB Number:        3235-0104
                                  Filed pursuant to Section 16(a) of the Securities Exchange Act of     Expires:  September 30, 1998
                                1934, Section 17(a) of the Public Utility Holding Company Act of 1935   Estimated average burden
                                       or Section 30(f) of the Investment Company Act of 1940           hours per response.....  0.5
(Print or Type Responses)                                                                               ----------------------------

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
1. Name and Address of            2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
   Reporting Person*                 quiring Statement
                                     (Month/Day/Year)         Trend-Lines, Inc.  "TRND"
Wagenblast   Donald
________________________________       7/13/98           5. Relationship of Reporting Person(s)     6. If Amendment, Date of
(Last)      (First)     (Middle)                            to Issuer                                  Original (Month/Day/Year)
                                                                 (Check all applicable)
Trend-Lines, Inc.                 3. IRS or Social       ___ Director       ___ 10% Owner
135 American Legion Highway          Security Number     _X_ Officer (give  ___ Other (specify
________________________________     of Reporting                     title            below)       7. Individual or Joint/Group
            (Street)                 Person                           below)                           Filing
                                     (Voluntary)                                                         (Check Applicable Line)
Revere        MA           02151                             Vice President, Distribution           _X_ Form filed by One Reporting
________________________________                         ______________________________________         Person
(City)      (State)        (Zip)                                                                    ___ Form filed by More than One
                                                                                                        Reporting Person

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                                                            Table I -- Non-Derivative Securities Beneficially Owned
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
1. Title of Security                     2. Amount of Securities     3. Ownership         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                               Beneficially Owned          Form: Direct         (Instr. 5)
                                            (Instr. 4)                  (D) or Indirect
                                                                        (I) (Instr. 5)








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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                   SEC 1473 (7-96)

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FORM 3 (continued)                      Table II -- Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative Security    2. Date Exer-        3. Title and Amount of Secu-  4. Conver-    5. Owner-    6. Nature of
   (Instr. 4)                         cisable and          rities Underlying Deriva-     sion or       ship         Indirect
                                      Expiration           tive Security                 Exercise      Form of      Beneficial
                                      Date                 (Instr. 4)                    Price of      Deriv-       Ownership
                                      (Month/Day/                                        Deri-         ative        (Instr. 5)
                                       Year)                                             vative        Security:
                                    _________________    ___________________________     Security      Direct
                                    Date      Expira-                       Amount                     (D) or
                                    Exer-     tion           Title          of                         Indirect
                                    cisable   Date                          Number                     (I)
                                                                            of                         (Instr. 5)
                                                                            Shares






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Explanation of Responses:







** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                   /s/ Donald Wagenblast                     7/13/98
                                                                         ------------------------------------------  ---------------
                                                                             ** Signature of Reporting Person              Date
                                                                                   Donald Wagenblast

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                     SEC 1473 (7-96)
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